MARKETING AND FINANCIAL CONSULTING AGREEMENT

Marketing and Financial Consulting Agreement (this "Agreement"), made as of January_2_, 2015, by and between SOUPMAN, INC. (the "Company"), and MightyJoe Marketing LLC (the "Consultant").

Whereas, the Company wishes to assure itself of the services of the Consultant for the period provided in this Agreement, and the Consultant is willing to provide its services to the Company for the period under the terms and conditions hereinafter provided.

Now, Therefore, Witnesseth, that for and in consideration of the promises and of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1. Engagement

The Company agrees to and does hereby engage the Consultant, and the Consultant agrees to and does hereby accept engagement by the Company, to serve as a consultant to the Company and render such advice and services to the Company as may be reasonably requested by the Company in connection with its investor relations with its current shareholders and any potential investments in the Company by such shareholders (the "Services"), for the period commencing on the date hereof and ending on July 1, 2015. The period during which the Consultant shall serve in such capacity shall be deemed the "Engagement Period" and shall hereinafter be referred to as such. The Consultant shall report to the President of the Company and to such persons as the President shall direct and apply its reasonable efforts and devote such time as shall be reasonably necessary to perform its duties hereunder and advance the interests of the Company.

2. Compensation

The Company agrees to continue to provide the Consultant with all shares due the Consultant if any, with respect to earlier Engagement's with the Company and the conversion of $20,000 owed to the Consultant into 500,000 shares of Common Stock at a conversion price of $0.04 per share. The Company shall arrange for a legal opinion to lift the restriction six months after issuance. In addition, the Company shall arrange for the removal of restrictive legend (including the issuance of a legal opinion) on 150,000 shares (Certificate # 1006) dated January 24th, 2014 and the delivery of such certificate to the Consultant.

In addition, the Company shall issue to Consultant 375,000 3 year warrants to purchase shares of Soupman, Inc. Common Stock at the strike price of $0.03 cents (three cents) per share every month during the Engagement Period after the signing of this Agreement. The Consultant shall also be entitled to additional compensation of $25,000 monthly plus bonuses as the Company may determine based on its contribution to the Company and the Company's cash position (i.e., ability to pay). Said payment shall be due on the fifth of every month commencing March 2015 except that the first payment shall be due on January 15th, 2015. IIn the event the Company is unable to pay this fee due to cash position, the Company can cancel said agreement by close of business the day the pay is due to be made provided that such cancellation is approved by a vote of the Company's Board of Directors acting in good faith after taking into account the Company's cash position. If the agreement is cancelled as described above, the Company shall only owe any compensation which was due and payable the previous month. It would not owe any compensation for the month cancelled or future months.

3. **Confidentiality**

The Consultant agrees that any trade secrets or any other like information of value relating to the business of the Company, including but not limited to, information relating to inventions, disclosures, processes, systems, methods, formulae, patents, patent applications, machinery, materials, research activities and plans, costs of production, contract forms, prices volume of sales, promotional methods, which it has heretofore acquired during its engagement by the Company or any of its affiliates or which he may hereafter acquire during the Engagement Period as the result of any disclosures to it, or in any other way, shall be solely for the benefit of the Company, and shall not during the Engagement Period, be disclosed, divulged, furnished, or made accessible by the Consultant to anyone, or be otherwise used by him except in the regular course of business of the Company or its affiliates. Consultant further acknowledges and agrees that it may receive material, non-public information regarding the Company in his capacity as a Consultant. Consultant agrees not to trade the Company's stock on inside information, or in violation of the law.

4. **Assignment**

This Agreement shall not be assigned by the Consultant or the Company without the express written consent of the Consultant and the Company

5. **Notices**

5.1 All notices or permitted to be given hereunder shall be delivered by hand, telecopier, or recognized courier service to the party to whom such notice is required or permitted to be given hereunder. Any delivered to the address designated for such delivery by such party, notwithstanding the refusal of such party or other person to accept such delivery.

5.2 Any notice to the Company or to any assignee of the Company shall be addressed as follows:

SOUPMAN, INC.
1110 South Avenue, Suite 100
Staten Island, NY 10314
Tel: 212-768-7687
Fax: 212-768-7055
Attn: Bob Bertrand, President

5.3 Any notice to the Consultant shall be addressed as follows:

MightyJoe Marketing LLC
ATTN: Joseph Hagan
745 Hope Road
Eatontown, NJ 07724

5.4 Either party may change the address to which notice to it is to be addressed, by notice as provided herein.

6. **Applicable Law**

This Agreement shall be interpreted and enforced in accordance with the laws of the State of New York.

7. **Interpretation**

Whenever possible, each Article of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any Article is unenforceable or invalid under such law, such Article shall be ineffective only to the extent of such unenforceability or invalidity, and the remainder of such Article and the balance of this Agreement shall in such event continue to be binding and in full force and effect.

8. **Indemnification**

To the fullest extent permitted by applicable law, the Company shall indemnify and hold harmless the Consultant, his employees, agents and other affiliates, against all costs, liabilities, claims, expenses, including reasonable attorneys' fees and disbursements, and damages paid or incurred by any such person that arises directly or indirectly from the conduct of the Company or the Company's business. To the fullest extent permitted by applicable law, the Consultant shall indemnify and hold harmless the Company, its employees, agents and other affiliates, against all costs, liabilities, claims, expenses, including reasonable attorney's fees and disbursements, and damages paid or incurred by any such person that arises directly or indirectly from the conduct of the Consultant or the Consultant's business.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

SOUPMAN, INC.	**Mighty Joe Marketing, LLC.**
By: ______________	______________
Robert N. Bertrand President	Joseph Hagan, CEO

FINAL 12/31/2014 1:30 PM

Docs #1777907-v1